SOUTHERN CALIFORNIA EDISON COMPANY LOGO                                                        News Release

FOR IMMEDIATE RELEASE

                                                                           Contact:  Raymond Golden, (949) 368-9880
                                                                                                 www.edisonnews.com

                                    SCE Extends Current SONGS Refueling Outage

         ROSEMEAD, Calif., Oct. 21, 2004 - Officials of Southern California Edison (SCE) today announced the extension of the current scheduled refueling and maintenance outage of its San Onofre Nuclear Generating Station
(SONGS) Unit 3 in order to replace certain components in which degradation has been detected.  Tubes, called
"sleeves," containing electric heating elements that are part of a "pressurizer" are replaced when inspections reveal signs of degradation.  Standard maintenance procedures include either replacing them individually or all at once, as SCE has elected to do in this case in order to maximize efficiencies.  This equipment replacement process occurs at other U.S. nuclear plants of this type and poses no danger to the public.

         The degradation discovered in Unit 3 was anticipated.  SCE had in place a contingency plan to do this repair in the current outage and that plan is now being implemented.  Extending the current outage to do this work allows SCE to move the 2006 refueling outage, previously scheduled for the summer of 2006, out of the peak summer period to the fall or winter of 2006.

         "Doing this maintenance work now will help ensure that Unit 3 is online during the critical summer period of 2006," said SCE Chief Executive Officer Alan Fohrer.  "In addition, replacement power costs are lower now than during summer months when supplies are tighter and prices are typically higher."

         Utility officials indicated that inspections of two of the 30 Unit 3 heater sleeves revealed no radioactive leaks.  However, inspection crews did discover the type of degradation that triggers this replacement process.  The Unit 3 refueling and maintenance outage that began on Sept. 28 originally was scheduled to last 55 days.  The unit now will return to service in late December 2004 or January 2005.

         A second maintenance project underway during the current outage involves repairing degradation common to
plants of this type found in the Unit 3 "reactor vessel head."   As with the heater sleeve inspection and repair
process, no radioactive leaks resulted from the reactor head degradation and the repair process poses no risk to the public.

         All repair procedures used by SCE crews conform to Nuclear Regulatory Commission guidelines.

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         An Edison International (NYSE:EIX) company, Southern California Edison is one of the nation's largest electric utilities, serving a population of more than 13 million via 4.6 million customer accounts in a
50,000-square-mile service area within central, coastal and Southern California.